Exhibit 6.1

SOUTHERN INTERIOR DEVELOPMENT INITIATIVE TRUST
#103, 2802 – 30 Street
Vernon, BC V1T 8G7

August ___, 2013

RMR Acquisition Corp. 2114 Columbia Avenue Rossland, B.C. V0G 1Y0 Attention: Howard Katkov	Red Mountain Ventures Limited Partnership 2114 Columbia Avenue Rossland, B.C. V0G 1Y0 Attention: Howard Katkov

Dear Sirs/Mesdames:

Credit Agreement

Southern Interior Development Initiative Trust (“SIDIT”) will make available to RMR Acquisition Corp. (the “Borrower”) the Borrower the credit facility described below upon and subject to the terms and conditions set out below.

Credit Facility	$1,000,000 as a non-revolving term credit facility (the “Credit”). The Credit will be advanced in a single advance upon the satisfaction of SIDIT’s conditions.

Repayment	All outstanding amounts under the Credit shall be repaid by the Borrower on April 18, 2019 (the “Maturity Date”).

Interest

Interest on the aggregate outstanding principal amount of Advances from time to time will accrue at the rate of 8% per annum calculated daily and compounded annually, and will be payable on the Maturity Date.

If the Interest (including any “interest” as defined by or determined pursuant to any statute establishing or defining illegal rates of interest) charged or chargeable on the Credit advanced pursuant to this Agreement, whether pursuant to any provision contained in this Agreement or any of the Security (any of which provisions being the “Interest Provisions”) would, except for this paragraph, constitute an illegal rate of interest, then the Interest on the Credit so advanced or secured will be reduced such that the total Interest under the Interest Provisions will be that amount or rate which collectively equates to that rate of interest that is one percent (1%) per annum less the minimum rate that would be an illegal rate of interest, calculated according to generally accepted accounting practices and principles. Such reduction will be effected by reducing, or refunding to the Borrower, such of the interest, charges, and expenses (or a combination thereof) constituting Interest payable hereunder as may be designated by SIDIT in SIDIT’s sole discretion.

Purpose	The Borrower shall use the Credit solely for the purpose of constructing a ski chairlift on Grey Mountain, and for no other purpose without the prior written consent of SIDIT.

Application Fee	The Borrower will pay to SIDIT an application fee of $20,000.00 upon the earlier of the advance of the Credit or SIDIT’s written demand to the Borrower.

No Readvances	The Credit is not a revolving credit, and amounts advanced under the Credit hereunder and repaid or prepaid shall not be readvanced.

Conversion	All or part of the Credit Advanced by SIDIT, together with accrued interest, can be converted into Class C Units of the Red Mountain Ventures Limited Partnership (the “Covenantor”), parent of the Borrower, at any time and from time to time upon 15 days prior written notice to the Covenantor. Class C Units will carry the right to one vote for each unit, rank in priority to the Class A and B Units in respect of distributions until all paid up capital is returned to the holders of Class C Units and participate in subsequent distributions after the return of capital on the Class B Units on a proportionate basis based on a pre-money enterprise value of $15M. Upon conversion, SIDIT will execute an acknowledgement to be bound by the partnership agreement governing the affairs of the Covenantor. The conversion price will be $8.86 per Class C Unit (the “Conversion Price”).

Convertible Note	Upon SIDIT advancing the Credit to the Borrower, a convertible promissory note (the “Convertible Note”) in the form attached hereto as Schedule D will be issued to SIDIT. The Covenantor hereby covenants and agrees with the Lenders to issue the Class C Units upon exercise of the conversion rights set out in the Convertible Note and hereby agrees to accept assignment of the outstanding balance of the Credit to be converted as consideration for such issuance.

Subordination

All indebtedness from time to time owing in connection with the Credit shall be junior and subordinate in right of payment to payment in full of all the debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower pursuant to:

(a)          the loan facilities entered into between Red Resort Limited Partnership, as borrower, the Bank of Montreal, as lender, and the Borrower, as guarantor, as amended from time to time, and any security documents from time to time delivered in connection with such loan facilities;

(b)          the loan facilities entered into between Red Resort Limited Partnership, as borrower, Community Futures Development Corporation of Greater Trail, as lender, and the Borrower, as guarantor, as amended from time to time, in respect of the construction of the day lodge at Red Mountain ski resort and any security documents from time to time delivered in connection with such loan facilities.

Release of Security	Upon receipt, of not less than 15 days prior written notice by SIDIT from the Borrower, SIDIT will release all Security granted by the Borrower to SIDIT with respect to the property legally described as PID: 026-522-152, Lot 4, Township 28, Kootenay District Plan NEP79845 without requiring any repayment of the outstanding Credit or the interest accrued thereon (but subject to the Borrower paying SIDIT’s cost of discharging such Security) but excluding the release of those obligations of the Borrower described in the “Hazardous Materials” section of this Agreement.

Prepayment	Subject to the foregoing, the Borrower may without bonus or penalty, at any time and from time to time, on not less than 15 days’ prior notice, prepay the outstanding Credit in whole or in part; provided that the Borrower pays to SIDIT all accrued and unpaid interest and fees on or in respect of the amount of the Credit that is being prepaid. SIDIT will have the right to provide written notice of exercise of conversion to Class C Units at the Conversion Price in lieu of repayment.

Default Interest	Amounts not paid when due (including without limitation interest) shall bear interest at the rates applicable thereto. Interest payable under this paragraph shall be calculated daily for the actual number of days elapsed, be payable upon demand and be compounded annually until paid. The rights of SIDIT under this paragraph shall continue to apply from the date of such default for so long as such default shall continue, and both before and after judgment.

Business Day	In this Agreement, a “Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day that the appropriate land registry offices are closed, or (iii) a day that banks are lawfully closed for business in San Diego, California or Vancouver, British Columbia.

Security

The Borrower shall execute and deliver or cause to be executed and delivered in favour of the Collateral Agent (as agent for the Lenders) the Security (as defined hereinafter), all to be in form and substance satisfactory to the Collateral Agent (acting reasonably).

The “Security” shall comprise the following, together with all registrations, filings and other supporting documentation in respect of same, all as required by the Collateral Agent, acting reasonably:

(1)          A collateral mortgage together with an assignment of rents, securing the debt obligations of the Borrower to SIDIT, constituting a first, fixed and specific mortgage and charge over all lands legally and beneficially owned by the Borrower on the date of this Agreement (collectively, the “Mortgaged Lands”), particulars of which are set out in Schedule C attached hereto, subject only to “Permitted Encumbrances” as defined in Schedule C attached hereto;

(2)          a general security agreement granted by the Borrower over all of the Borrower’s personal property, together with an “all present and after-acquired personal property” financing statement registered in the British Columbia Personal Property Registry;

(3)          an insurance certificate with respect to the Mortgaged Lands which evidences the insurance required by this Agreement and shows the Collateral Agent as loss payee pursuant to an IBC approved standard mortgage clause

(4)          commencing at the time of the SIDIT advance, an Assignment of Liability and Fire Insurance in favour of the Collateral Agent and SIDIT; and

(5)          Priority agreements Jeff Busby as the Collateral Agent pursuant to an Amended and Restated Credit Agreement dated April 18, 2012 as may be amended or restated from time to time granting priority to SIDIT over any debt owed by the Borrower or the Covenantor to such parties.

Conditions to Advance

SIDIT Advance. The right of the Borrower to obtain the Credit is subject to the conditions precedent that SIDIT shall have received, in form and substance satisfactory to SIDIT (acting reasonably):

(1)          this Agreement and the Security, duly executed;

(2)          duly executed consents from each of the Bank of Montreal and Community Futures Development Corporation of Greater Trail consenting to the Credit and the Security;

(3)          evidence of the Borrower’s corporate existence and good standing and its capacity and authority to borrow hereunder and to execute and deliver the foregoing documents;

(4)          evidence of registration of the Security;

(5)          finalized review engagement financial statements prepared by an external accountant for the fiscal year ended April 30, 2013 for the Borrower and Covenantor and their subsidiaries (collectively, the “Red Mountain Group”), on a consolidated basis, except that the 2013 fiscal year end financial statements for the Covenantor may be prepared to the notice to reader standard.

(6)          the Opinion of the solicitors for the Borrower and the Covenantor in a form and content acceptable to SIDIT, acting reasonably;

(7)          SIDIT having received a duly executed Convertible Note in SIDIT’s name for the amount of theCredit;

(8)          SIDIT having received satisfactory reports of its counsel as to appropriate searches, including searches of the Mortgaged Lands; and

(9)          SIDIT having received such other approvals, opinions or documents as SIDIT may have reasonably requested.

Covenants	The Borrower covenants and agree with SIDIT, subject to the provisions regarding “Subordination” and “Release of Security” above, which shall have precedence:

(1) to maintain its corporate existence and conduct its business in the normal course;

(2) to maintain with insurers satisfactory to the Collateral Agent (acting reasonably), customary insurance (given the nature of the Mortgaged Lands) with respect to the Mortgaged Lands, which insurance shall designate the Collateral Agent as first mortgagee and loss payee thereon (subject to Permitted Encumbrances), and shall contain an IBC approved standard mortgage clause, and upon request by SIDIT the Borrower shall deliver to it certificates specifying the details of such insurance then in effect or copies of policies;

(3) to maintain all perils comprehensive general liability insurance in a minimum amount per occurrence of Cdn.$2,000,000, with insurers satisfactory to the Collateral Agent (acting reasonably) and showing the Collateral Agent as co-insured with respect to public liability;

(4) to pay or cause to be paid all taxes, rates, assessments and levies charged, levied, assessed or imposed upon the Mortgaged Lands as and when the same become due and payable;

(5) that the Borrower will pay for any lien searches of the Mortgaged Lands conducted by SIDIT from time to time, acting reasonably;

(6) that the Borrower shall not create or permit to exist any mortgage, charge, lien or other encumbrance on any part of the Mortgaged Lands, except for Permitted Encumbrances; and

(7) that it will not transfer, sell or otherwise dispose of any of the Mortgaged Lands (including, without limitation, the Borrower’s beneficial interest) except with the prior written consent of SIDIT.

Reporting	The Borrower shall provide to SIDIT, in form satisfactory to SIDIT, acting reasonably:

(1) unaudited, annual consolidated financial statements of the Borrower prepared by an external accountant, within 90 days of the Borrower’s fiscal year-end, including full description footnotes for all balance sheet accounts. SIDIT will identify entities within the Red Mountain Group for which the required financial statements can be prepared in notice to reader format, otherwise financial statements are to be prepared to a review engagement standard;

(2) management prepared quarterly financial statements with a comparison to budget for all entities involved in the, development, ski and related services operations of the Red Mountain Group, including the Borrower;

(3) annual provision of cashflow budget for the next fiscal period; and

(4) such other information as SIDIT may reasonably request.

Events of Default	Upon the occurrence and continuation of any of the Events of Default listed below, SIDIT may, by notice to the Borrower, terminate SIDIT’s obligations hereunder and/or require immediate payment of all indebtedness and liabilities outstanding and accrued under or in connection with the Credit (all of which indebtedness and liabilities shall thereby become immediately due and payable), and may proceed to take such steps as it deems fit, including proceedings to realize under the Security.

An “Event of Default” shall occur if:

(1) the Borrower fails to pay amounts of principal, interest, fees or other amounts payable under the Credit within 10 days of the date due; or

(2) the Borrower makes any representation or warranty hereunder or under the Security which is material hereto and which is incorrect in any material respect; or

(3) (except as set forth in (1) above) the Borrower breaches any covenant hereunder or under the Security and such breach of covenant continues for 15 days or more after notice to the Borrower to remedy same (unless such breach shall not be capable of being remedied, in which event an Event of Default shall occur forthwith upon such breach); or

(4) the Borrower admits its inability to pay its debts generally, becomes a bankrupt (voluntarily or involuntarily), or becomes (voluntarily or involuntarily) subject to any proceeding seeking liquidation, rearrangement, relief of creditors or the appointment of a receiver or trustee of or any judgment or order which has or might reasonably be expected to have a material and adverse effect on any substantial part of its Mortgaged Lands, other property or undertaking unless the Borrower is diligently resisting such proceeding; or

(5) a writ of execution or attachment or similar process is issued or levied against all or a substantial portion of the Mortgaged Lands in connection with any judgment against the Borrower and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 15 days after its entry, commencement or levy.

Discharge of Security	The Borrower shall be entitled to a discharge of the Security upon written request to SIDIT made at a time when there is no indebtedness, liability (absolute or contingent) or further obligations of the Borrower to SIDIT hereunder.

Hazardous Materials	The Borrower hereby represents and warrants to SIDIT that neither the Borrower nor, to its knowledge after due enquiry, any other person has ever caused or permitted any Hazardous Material (as defined below) to be placed, held, located or disposed of on, under or at the Mortgaged Lands or any part thereof, except in compliance with all applicable laws. The Borrower further represents and warrants that its businesses and assets with respect to the Mortgaged Lands are operated substantially in compliance with applicable laws intended to protect the environment (including without limitation laws respecting the discharge, spill, disposal or emission of any Hazardous Materials) and that no enforcement actions in respect thereof are to its knowledge threatened or pending and the Borrower covenants to continue to so operate and for so long as the Borrower owns legally or beneficially any part of the Mortgaged Lands to cause any person permitted by the Borrower to use or occupy such part of the Mortgaged Lands to continue to so operate; and if SIDIT indicates that there is a reasonable concern regarding compliance by the Borrower with environmental laws applicable to the Mortgaged Lands to permit SIDIT to conduct tests, inspections and appraisals of all or any of the Borrower’s records, business and assets insofar as they relate to the Mortgaged Lands (including without limitation the right to conduct soil tests and to remove samples from the Mortgaged Lands and any parts of the Mortgaged Lands) at any time and from time to time to ensure such compliance as a condition precedent to the permitting of an Advance of the Credit and to ensure continued compliance with the above.

The Borrower hereby indemnifies SIDIT and its officers, directors, employees and agents (each an “Indemnitee”) and agrees to hold each Indemnitee harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any and every kind whatsoever (including without limitation: (i) the costs of defending and/or counterclaiming or claiming over against third parties in respect of any action or matter; and (ii) any cost, liability or damage arising out of a settlement of any action entered into by SIDIT or any other Indemnitee with or without the consent of the Borrower) which at any time or from time to time may be paid, incurred or asserted by or against any Indemnitee for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, the Mortgaged Lands into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Material; and the undertakings and indemnification set out in this provision shall survive the satisfaction and release of the security for, and payment and satisfaction of the indebtedness and liability of the Borrower to SIDIT pursuant, to this Agreement and the Security, and shall survive the termination or expiration of this Agreement.

For the purposes of this Agreement, “Hazardous Material” includes any pollutant or contaminant and any substance that when released into the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and, without restricting the generality of the foregoing, Hazardous Material includes any pollutant, contaminant, waste, hazardous waste or dangerous goods as defined by applicable federal, state, provincial or municipal laws for the protection of the natural environment or human health (including without limitation asbestos and poly-chlorinated biphenyls).

Expenses	All fees, expenses and out-of-pocket expenses of SIDIT in respect of the preparation and enforcement of this Agreement, the Convertible Note and the Security (including without limitation the administration and interpretation hereof, and any amendment of the same, and any restructuring) will be for the account of the Borrower.

Payments	All disbursements to the Borrower shall be made into a bank account designated by the Borrower and all payments to SIDIT shall be made in Canadian dollars by depositing such payments (whether by wire transfer or otherwise) into an account designated by SIDIT.

Notice

Any notice or communication shall be deemed to have been given to SIDIT or the Borrower (i) upon fax to the fax numbers set out opposite SIDIT’s name in Schedule A, in the case of notice or communication to SIDIT, or upon fax to No. (250) 362-7631 in the case of notice or communication to the Borrower, provided that in each case receipt is confirmed back by fax from the party receiving such initial faxed notice or communication, or (ii) upon delivery in writing to SIDIT at the address set out opposite SIDIT’s name on Schedule A and, in the case of the Borrower, to the address set out on page 1 hereof or at the address of which such party last notified the other.

Any notice or communication to SIDIT hereunder, to be effective on a certain Business Day, must be given prior to 11:00 o’clock a.m. (Pacific Standard time) on that Business Day. Each notice or communication given by a party hereunder shall be binding on it and shall not be revocable without the other parties’ consent.

No Merger	The execution and delivery to SIDIT of any of the documents constituting the Security shall not operate as a merger of any representation, warranty, term, condition or other provision contained in this Agreement or any other obligation or indebtedness or liability of the Borrower to SIDIT.

Entire Agreement	This Agreement, the Security and the Convertible Note constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements (whether oral or written) in respect of the same.

Credit Agreement Paramount	In the event of any conflict or inconsistency between the provisions of this Agreement and the Security or the Convertible Note, the provisions of this Agreement shall prevail to the extent necessary to remove the conflict or inconsistency.

Severability	The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision herein and this Agreement shall be construed as if the invalid or unenforceable provision had been omitted.

Assignability	The Borrower may not assign this Agreement. SIDIT may assign this Agreement, the Security or the Convertible Note without the Borrower’s prior written consent.

Governing Law	This Agreement, the Convertible Note and each document constituting any of the Security (unless specifically otherwise stated therein) shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Counterparts	This Agreement may be executed in any number of counterparts, facsimile or otherwise, and when so executed will form a single instrument

Please indicate your acceptance of this Agreement by signing and returning the enclosed duplicate copy of this letter.

Yours truly,

SOUTHERN INTERIOR DEVELOPMENT INTITIAVE TRUST

Per:
authorized signatory

Accepted this ___ day of August, 2013.

RMR ACQUISITION CORP.	RED MOUNTAIN VENTURES LIMITED PARTNERSHIP, by its general partner, Red Mountain Ventures G.P. Ltd.

Per:	Per:
Authorized Signatory		Authorized Signatory

SCHEDULE A

LENDERS AND ADVANCES

Lender	Address and Fax. No.	Max. Advance Amount ($)		Advances Made ($)		Date of Advance

Southern Interior Development Initiative Trust	#103 – 2802 – 30th Street Vernon, BC V1T 8G7 E-mail: LChore@sidit-bc.ca	CAD$	1,000,000	CAD$	1,000,000 fees	August __, 2013

SCHEDULE B

MORTGAGED LANDS

(PID)	(LEGAL DESCRIPTION)

014-031-876	District Lot 1295 Kootenay District

014-031-914	Parcel A (See 72554I) Sublot 27 Township 28 Kootenay District Plan X60

014-031-892	Sublot 19 Township 28 Kootenay District Plan X60

014-646-510	District Lot 921 Kootenay District

014-646-561	District Lot 924 Kootenay District

016-168-852	Lot 1 Township 28 Kootenay District Plan 18912

014-646-595	District Lot 690 Kootenay District

011-958-057	Parcel A (See 21298I) Sublot 24 Township 28 Kootenay District Plan X60 Except (1) Part lying West of a line parallel to and 10 chains distant from the Westerly boundary (2) Parts included in Plans 5102, R299, NEP 19698 and NEP 88960

026-522-152	Lot 4 Township 28 Kootenay District Plan NEP79845

026-522-161	Lot 5 Township 28 Kootenay District Plan NEP79845

026-522-195	Lot 8 Township 28 Kootenay District Plan NEP79845

026-522-225	Lot 11 Township 28 Kootenay District Plan NEP79845 except Plan NEP 91123

006-976-824	Lot 1 District Lots 967, 1045, 1057 and 1347 Township 28 Kootenay District Plan 14633 Except Plans NEP62387, NEP79845 and NEP 91123

012-040-134	Parcel A (See 21298I) Sublot 28, Township 28 Kootenay District Plan X60 Except (1) Part lying South of a line parallel to and 5 chains distant from the Southerly boundary and West of a line parallel to and 20 chains distant from the Easterly boundary and (2) Plans 5201, 5552, 6874, NEP79845 and NEP 88960

028-280-253	Lot A Township 28 Kootenay District Plan NEP91123

SCHEDULE C

PERMITTED ENCUMBRANCES

“Permitted Encumbrances” means, with respect to the property, assets and undertaking of a person, such of the following encumbrances as are applicable thereto:

(a)	liens for taxes, assessments or governmental charges or levies not at the time due and delinquent or the validity of which such person is contesting in good faith and in respect of which such person has set aside, on its books, reserves considered by it adequate therefor subject to SIDIT’s right to request satisfactory evidence of such reserves and/or adequate security therefor;

(b)	the lien of any judgment rendered or claim filed against such person which such person is contesting in good faith and in respect of which such person has set aside, on its books, reserves considered by it adequate therefor subject to SIDIT’s right, to request satisfactory evidence of such reserves and/or adequate security therefor;

(c)	undetermined or inchoate liens and charges incidental to current construction or current operations which have not been filed against title to the Mortgaged Lands, provided that nothing contained herein constitutes the Borrower’s agreement to any such lien or charge to be registered on title to the Mortgaged Lands;

(d)	easements, rights-of-way, Section 219 covenants or similar rights in land granted to or reserved by other persons which do not materially impair the usefulness or value of the assets or property subject thereto;

(e)	the right reserved to or vested in any governmental or public authority by any lease, licence, franchise, grant, permit or statutory provision to terminate any lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

(f)	public and statutory obligations which are not yet due or delinquent and security given to a public utility or any governmental or public authority when required in connection with the operations of such person;

(g)	title defects or irregularities which, in the opinion of SIDIT are of a minor nature and which, in the aggregate, will not materially impair the value or the use of the affected land or property, or materially impair the Security;

(h)	the reservations, limitations, provisos and conditions expressed in any original grant from the Crown;

(i)	any rights of way, easements, restrictive covenants, statutory building schemes, reservations, and undersurface rights registered against title to the property on the date of this Agreement, and an equitable charge registered in favour of the City of Rossland under registration no. KX181135;

(j)	any encumbrances registered in respect of the prior lenders referenced under the heading “Subordination” in this Agreement; and

(k)	in respect of any particular property, any mortgage, charge, encumbrance or lien which SIDIT, may from time to time approve in writing.

SCHEDULE D

FORM OF CONVERTIBLE PROMISSORY NOTE

Please see attached.

CONVERTIBLE PROMISSORY NOTE

Cdn$1,000,000	August ___, 2013

FOR VALUE RECEIVED, the undersigned, RMR ACQUISITION CORP. (the “Borrower”) hereby promises to pay to or to the order of the Southern Interior Development Initiative Trust (the “Holder”) on or before April 18, 2019 (the “Maturity Date”), the principal amount of $1,000,000 Canadian dollars (the “Principal Balance”), together with interest as hereinafter provided for. This convertible promissory note (the “Convertible Note”) is being issued pursuant to the terms of a credit agreement between the Borrower and the Holder dated August ___, 2013, as may be amended from time to time (the “Credit Agreement”). In the event of any inconsistency between this Convertible Note and the Credit Agreement, the terms of the Credit Agreement shall prevail.

Set out below is a statement of the rights of the Holder and the conditions to which this Convertible Note is subject and to which the Holder, by the acceptance of this Convertible Note, agrees.

Interest

1.                            The Principal Balance, both before and after maturity, default or judgment and overdue interest both before and after default or judgment, shall bear interest from and including the issue date of this Convertible Note, at the rate of 8.0% per annum, calculated and payable on the Maturity Date, not in advance.

Payment of Principal Balance and Interest

2.                            Unless previously prepaid or converted in accordance with the terms hereof, the full amount of the Principal Balance together with all accrued and unpaid interest is due and payable on the Maturity Date and will be paid by sending a cheque by prepaid ordinary mail or by delivering other transfer of funds as may be agreed by the Holder, for such Principal Balance and interest payable to the order of the Holder and addressed to it unless the Holder otherwise directs. In the event of non-receipt of any cheque or funds for the Principal Balance and interest by the Holder, the Borrower will cause to be issued to the Holder a replacement cheque or replacement transfer of funds for like amount upon being furnished with such evidence of non-receipt as it shall reasonably require and upon being indemnified to its satisfaction, acting reasonably.

Prepayment of Principal Balance and Interest

3.                            The Principal Balance together with all accrued and unpaid interest may be prepaid in full by the Borrower prior to the Maturity Date, without any bonus or penalty whatsoever, upon fifteen (15) days prior written notice being provided by the Borrower to the Holder (the “Prepayment Notice”).

4.                            Upon receipt of the Prepayment Notice, the Holder will have the right to either:

(a)            accept the prepayment; or

(b)            elect to convert the outstanding Principal Balance together with all accrued and unpaid interest at a price of Cdn$8.86 (the “Conversion Price”) per Class C Unit (the “Conversion Units”) of Red Mountain Ventures Limited Partnership (the “Covenantor”), parent of the Borrower, subject to adjustment as provided herein.

In the event that the Holder wishes to convert the outstanding Principal Balance and interest thereon, then the Holder shall deliver a duly completed and executed Notice of Conversion (as defined herein) to the Borrower within fifteen (15) days following receipt by the Holder of the Prepayment Notice.

The records of the Borrower shall be updated from time to time to reflect the Principal Balance as it is decreased in accordance with the terms hereof and the Credit Agreement.

Conversion Privileges

5.                            All or any part of the Principal Balance outstanding from time to time is convertible at the election of the Holder at any time and from time to time after the date hereof up to and including the close of business one (1) business day prior to the Maturity Date into Conversion Units at the Conversion Price, subject to adjustment as provided herein. In the event of such conversion, any interest on the outstanding Principal Balance shall convert into Conversion Units at the Conversion Price, subject to adjustment as provided herein.

Manner and Exercise of Right to Convert

6.                            If the Holder wishes to convert the Principal Balance, in whole or in part, and interest thereon into Conversion Units pursuant to the terms hereof, it shall surrender this Convertible Note to the Borrower, together with the conversion notice (the “Notice of Conversion”) in the form attached as Appendix “A” hereto duly completed and executed by the Borrower, irrevocably exercising its right to convert the Principal Balance, or such portion thereof, and interest thereon in accordance with the provisions hereof. The date the Notice of Conversion is received by the Borrower shall be the effective date of such conversion (the “Date of Conversion”). Upon surrender of this Convertible Note together with the Notice of Conversion, the Holder or its nominee or assignee, as the case may be, shall be entitled to be entered in the books of the Covenantor as of the Date of Conversion as the holder of the number of Conversion Units into which this Convertible Note, or portion thereof, is convertible in accordance with the terms hereof, and as soon as practicable thereafter and in any event no later than fifteen (15) business days after receipt by the Borrower of the Notice of Conversion, the Covenantor shall deliver or cause to be delivered to the Holder a copy of the certificate representing the Conversion Units (with the original certificate to remain in the minute book of the Covenantor).

7.                            If the Principal Balance is not converted in full by the Holder in accordance with section 6 hereof, upon surrender of this Convertible Note to the Borrower, the Borrower shall cancel same and shall, without charge, forthwith certify and deliver to the Holder a new Convertible Note in the aggregate Principal Balance equal to the unconverted part of the Principal Balance then outstanding.

8.                            Upon surrender of this Convertible Note for conversion in accordance with section 6, the Holder will be entitled to receive that number of Conversion Units as is equal to the sum of: (i) the quotient obtained upon dividing the Principal Balance to be converted by the Conversion Price, and (ii) the quotient obtained by dividing the interest on the Principal Balance to be converted by the Conversion Price.

9.                            Upon the first conversion of any portion of the Principal Balance, as a condition of conversion the Holder will be required to execute an acknowledgement to be bound by the partnership agreement governing the affairs of the Covenantor.

Adjustments

10.                          For the purposes of this Convertible Note, the Conversion Price will be adjusted proportionally for any subsequent unit distribution or split, unit combination or other similar recapitalization, reclassification or reorganization of or affecting the limited partnership units of the Covenantor. In the event of any acquisition or merger to which the Covenantor is a party other than a merger or consolidation in which the Covenantor is the continuing corporation, or in the case of any sale or conveyance to another corporation of the property of the Borrower or Covenantor as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Covenantor), then the Holder will have the right to convert the outstanding Principal Balance into Conversion Units at the Conversion Price immediately prior to such acquisition, merger, sale or conveyance. The provisions of this section will similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances, provided that, notwithstanding any other provision hereof, no adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Price then in effect.

No Requirement to Issue Fractional Units

11.                          The Covenantor shall not issue fractional Conversion Units upon the conversion of this Convertible Note. If any fractional interest in a Conversion Unit would be deliverable upon the conversion of any Principal Balance pursuant to the terms hereof, any such fractional interest will be rounded down to the nearest whole number of Conversion Units.

Legended Unit Certificates

12.                          The certificates representing the Conversion Shares shall contain the legend required by the limited partnership agreement governing the affairs of the Covenantor. In addition and notwithstanding anything herein contained to the contrary, the Conversion Units issuable upon conversion of this Convertible Note will only be issued in compliance with the securities laws of any applicable jurisdiction, and the certificates representing the Conversion Units thereby issued may bear such legend(s) as may, in the opinion of counsel to the Covenantor, acting reasonably, be necessary in order to avoid a violation of any applicable Canadian securities laws, any applicable United States securities laws or to comply with the requirements of any stock exchange on which the Conversion Units may be listed.

Restrictions on Transfer

13.                          This Convertible Note shall not be transferred or assigned without the Borrower’s prior written consent, except such consent shall not be required if an Event of Default exists.

No Voting Rights

14.                          The Convertible Note shall not entitle the Holder to any of the rights of a limited partner of the Covenantor, including without limitation, the right to vote, to receive distributions, or to receive any notice of, or to attend meetings of limited partners or any other proceedings of the Covenantor.

Application of Payments

15.                          Any amount paid in satisfaction of the indebtedness evidenced by this Convertible Note shall be applied first in satisfaction of any accrued and unpaid interest which is due and payable, with the remaining portion of such amount applied in satisfaction of the Principal Balance owing, with any remaining amount applied in satisfaction of any accrued but unpaid interest which is not yet due and payable as at the date on which such amount is paid.

Judgment Interest

16.                          If the Holder obtains judgment on this Convertible Note or in respect of any amount owing hereunder, interest at the aforesaid rate, calculated monthly, not in advance, shall be payable on the amount which is outstanding under the said judgment from time to time.

Events of Default

17.                          An “Event of Default” under the Credit Agreement shall constitute an event of default under this Convertible Note.

18.                          The Borrower shall promptly give notice in writing to the Holder of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice or otherwise, would be an Event of Default. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same.

Currency

19.                          All amounts payable under this Convertible Note shall be payable in the currency in which the advance of the Principal Balance was made, as noted on the face page of this Convertible Note. Notwithstanding the foregoing, the Conversion Price is payable in the lawful currency of Canada. Any Principal Balance held in a currency other than Canadian currency and interest payable thereon which is converted to Conversion Units pursuant to this Convertible Note will be converted to Canadian dollars at the noon exchange rate posted by the Bank of Canada in effect on the last business day prior to the conversion to the Conversion Units.

Non Waiver

20.                          The extension of the time for making any payment which is due and payable hereunder at any time or times or the failure, delay or omission on the part of the Holder to exercise or enforce any rights or remedies of the Holder hereunder or under any instrument securing payment of the indebtedness evidenced by this Convertible Note shall not constitute a waiver of the right of the Holder to enforce such rights and remedies thereafter.

Subordination

21.                          The obligations evidenced by this Convertible Note are subordinate to senior lenders of the Borrower as set out in the Credit Agreement.

Notices and Demands

22.                          All notices and demands provided for herein shall be given in accordance with the Credit Agreement.

Amendments

23.                          No amendment, modification or waiver of any provision of this Convertible Note or consent to any departure by the Borrower or Covenantor from any provision of this Convertible Note is in any event effective unless it is in writing and signed by the Holder and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

Applicable Law

24.                          This Convertible Note shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein.

Time of the Essence

25.                          Time shall in all respects be of the essence of this Convertible Note.

Waiver of Benefits

26.                          The Borrower hereby waives the benefits of demand and presentment for payment, notice of non-payment, protest and notice of protest of this Convertible Note.

Compliance with Directions, etc.

27.                          The Holder may at any time direct the Borrower to make any payment which is due and payable hereunder or to become due and payable hereunder to any person and the Borrower shall comply with such direction. The Borrower shall, upon the written demand of the Holder, confirm to any third party specified by the Holder that such direction has been received and that no prepayments have been made hereunder and that the Borrower has not been directed to make payments hereunder to any other person.

Further Assurances

28.                          The Borrower, Covenantor and Holder will use all reasonable efforts to give full effect to this Convertible Note and will execute and deliver all such further documents and instruments and do all such further acts and things as the other party reasonably requests to evidence, carry out and give full effect to the terms, conditions, intent and meaning set out herein.

IN WITNESS WHEREOF the Borrower and the Covenantor have executed this Convertible Note this ____ day of August, 2013.

RMR ACQUISITION CORP.
(Borrower)

Per:
Howard Katkov
Chief Executive Officer and President
I have authority to bind the Borrower

RED MOUNTAIN VENTURES LIMITED
PARTNERSHIP, by its general partner, Red
Mountain Ventures G.P. Ltd.
(Covenantor)

Per:
Howard Katkov
Chief Executive Officer and President
I have authority to bind the Covenantor

APPENDIX A TO
CONVERTIBLE NOTE
FROM RMR ACQUISITION CORP. AND
RED MOUNTAIN VENTURES LIMITED PARTNERSHIP

NOTICE OF CONVERSION

To:	RMR Acquisition Corp. (the “Borrower”)

And To:	Red Mountain Ventures Limited Partnership (the “Covenantor”)

The undersigned is the registered holder (the “Holder”) of the Convertible Note(s) evidenced by the certificate(s) attached to this Notice and hereby gives notice of conversion of $               principal amount of the Convertible Note(s) in exchange for Class C Units of the Covenantor (the “Conversion Units”) at a conversion price of CDN $8.86 per Conversion Unit. Any principal amount held in a currency other than Canadian currency and interest payable thereon which is converted to Conversion Units pursuant to this Notice of Conversion will be converted to Canadian dollars at the noon exchange rate posted by the Bank of Canada in effect on the last business day prior to the conversion to the Conversion Units.

The undersigned irrevocably directs that the Conversion Units be issued and delivered as follows:

Name(s) in Full	Address(es) (Include Postal Codes)	Allocation of Conversion Units (expressed as a percentage)

			%

			%

			%

	Total	100%

(Please print the full name in which the certificate(s) representing the Conversion Units is/are to be issued. If any certificates are to be issued to a person or persons other than the Holder, the Holder must pay to the Covenantor all eligible transfer taxes or other government charges).

Dated this _________ day of ________________, _________

Signature of Witness	Signature of Holder

Name of Witness	Name of Holder